Exhibit 21.1

List of Subsidiaries of Slack Technologies, Inc.

Astro Technology, Inc. (Delaware)
Slack UK Limited (England and Wales)
Slack Australia Pty Limited (Australia)
Slack Canada Ltd. (Canada)
Slack France (France)
Slack Fund L.L.C. (Delaware)
Slack Japan KK (Japan)
Slack Singapore PTE LTD (Singapore)
Slack Technologies GmbH (Germany)

Slack Technologies India LLP (India)
Slack Technologies Limited (Ireland)